Exhibit 4.5

Amendment to Telecommunications Business Law of 1983 dated February 9, 2004

A new Article 5-2 shall be inserted as follows:

Article 5-2.	Disqualification from Approval

     Any person(s) or party(ies) falling under one or more of the following categories may be obtain a Network Service Provider license under Article 5:

(a)	A national, provincial or local government body;

(b)	A foreign government or a foreign corporation; or

(c)	Any corporation in which a foreigner holds ownership interests in excess of the limitations set forth in Article 6-1.

Article 6 shall be revised as follows:

Article 6.	Limitations on ownership interests by a foreign government or a foreign corporation.

(1)	The aggregate ownership interest (voting stock only, including but not limited to depositary receipts and other securities carrying voting rights) in a Network Service Provider held by foreign governments or foreign persons shall not exceed 49% of the total voting stock issued by such Network Service Provider.

(2)	If a foreign government or a foreign person (including its affiliates, as such term is defined in the Securities Exchange Law of Korea) is the largest shareholder of a corporation and holds 15% or more of the voting stock issued by such corporation, such corporation (hereinafter referred to as a “Foreign Ownership Controlled Corporation”) shall be deemed to be a foreign person for the purposes of this Article 6.

(3)	Even if a corporation falls under Paragraph (2) above, such corporation shall not be deemed a foreign person for the purposes of this Article 6 if such corporation 1% or less of the voting stock issued by the relevant Network Service Provider.

New Article 6-3 and Article 6-4 shall be inserted as follows:

Article 6-3.	Review of Public Interests With Respect To Ownership Interests in a Network Service Provider

(1)	A committee (hereinafter referred to as the “Public Interest Review Committee”) shall be established under the Ministry of Information and Communication in order to review the following situations’ effect on public interests (including national security, public welfare, maintenance of public order and other considerations determined by the President from time to time) (hereinafter referred to as “Public Interest Review”):

(a)	ownership of 15% or more of the voting stock issued by a Network Service provider by a person (together with its affiliates, as such term is defined in Article 36, Paragraph (3) of the Securities Exchange Act of Korea);

(b)	change of the largest shareholder of a Network Service Provider;

(c)	contracts between a shareholder of a Network Service Provider and a foreign government or a foreign person, on important business considerations including appointment and removal of executive officers, transfer of business operations and others as set forth by one or more Presidential Decrees from time to time; or

(d)	Other changes of shareholders holding de fact control over a Network Service Provider.

(2)	When any of the foregoing set forth in Paragraph (1) above occurs with respect to a Network Service Provider, the Network Service Provider or the relevant shareholder shall file a report to the Minister of Information and Communication within seven days of such occurrence.

(3)	Any person filing a report in accordance with Paragraph (2) above may request a Public Interest Review to the Minister of Information and Communication in connection with the occurrence of the situations set forth in Paragraph (1) above.

(4)	The Minister of Information and Communication shall refer a report filed in accordance with Paragraph (2) above or a request for a Public Interest Review received in accordance with Paragraph (3) to the Public Interest Review Committee.

(5)	If a Public Interest Review is conducted in accordance this Article 6 and such Public Interest Review reveals that one or more of the situations enumerated in Paragraph (1) above are likely to undermine public interests, the Minister of Information and Communication may issue a corrective order prescribing changes in the provisions of a contract and/or suspension of its enforceability, limitation on exercise of voting rights or sale of the relevant voting stock.

Article 6.4	Composition and Operation of the Public Interest Review Committee

(1)	The Public Interest Review Committee shall consist of one chairperson and between five and ten members.

(2)	The Vice Minister of Information and Communication shall serve as the chairperson. The members shall consist of third-or-higher level public officials designated by one or more Presidential Decree and persons in the following categories who have been selected by the Minister of Information and Communication:

(a)	Persons knowledgeable or experienced in the information and communication technology or industry;

(b)	Persons recommended by government-funded research institutes;

(c)	Persons recommended by non-profit organizations in accordance with Article 2 of the Non-Profit Organization Support Law; or

(d)	Persons recommended by the chairperson.

(3)	The Public Interest Review Committee may conduct investigations of, and request materials from, the relevant Network Service Provider or shareholder, or other parties involved in the matter being reviewed. Such Network Service Provider or shareholder must comply unless such person can present a legitimate reason for noncompliance.

(4)	The Public Interest Review Committee may subpoena the relevant Network Service Provider or shareholder, or other parties involved in the matter being reviewed.

(5)	The specifics of the composition and operation of the Public Interest Review Committee shall be set forth in one or more Presidential Decrees.

Article 7 shall be revised as follows:

Article 7.	Limitations on shareholders who own an excess portion of shares

(1)	A shareholder in a Network Service Provider owning voting stock in a Network Service Provider in excess of the limitations set forth in Article 6 may not exercise voting rights attaching to such excess portion of the voting stock.

(2)	The Minister of Information and Communication may order corrective orders to the shareholder acquiring voting stock in violation of Article 6, the relevant Network Service Provider and/or the relevant Foreign Ownership Controlled Corporation, which orders must be complied within a compliance period designated by the Minister (which period may not exceed six months from such issuance).

(3)	The relevant Network Service Provider may refuse to register the shares of its voting stock owned or acquired in excess of the limitations set forth in Article 6.

A new Article 7-2 shall be inserted as follows:

Article 7-2.	Imposition of Monetary Penalty

(1)	The Minister of Information and Communication may impose a monetary penalty on persons who received a corrective order in accordance with Article 6-2, Paragraph (5) or Article 7, Paragraph (2) and does not comply with such corrective order within the designated compliance period; provided, that such monetary penalty shall not exceed 0.3% of the acquisition cost of the shares owned in violation thereof, and that in the case of a corrective order not related to share ownership, such monetary penalty shall not exceed Won 100,000,000.

(2)	The monetary penalty in Paragraph (1) above shall be imposed within thirty days of the expiration of the designated compliance period and shall be applied from the date on which the designated compliance period expired to the date of compliance with the corrective order.

(3)	Imposition of a monetary penalty under this Article 7-2 shall be in compliance with Article 37-2, Paragraph (4).

(4)	The specifics of the imposition, payment and refund of a monetary penalty under this Article 7-2 shall be set forth in one or more Presidential Decrees.

In Article 13, Paragraph (1), “those who wish to merge with a Network Service Provider” shall be revised to “those who wish to merge with a Network Service Provider or a Network Service Provider with a license to provide telecommunications services who wishes to sell telecommunications line facilities needed to provide telecommunications services.”

In Chapter 4, new Article 38-5 and Article 38-6 shall be inserted as follows:

Article 38-5.	Limitations on Cross Holdings

(1)	In two or more Network Service Providers falling under Article 34, Paragraph (3), Item (a) or Item (b) cross-hold more than 5% of the voting stock in one another, such Network Service Providers may not exercise voting rights attaching to the voting stock owned in excess of 5%.

(2)	Paragraph (1) above is not applicable where a Network Service Provider is established by another Network Service Provider as its largest shareholder.

Article 38-6.	Provision of Directory Service

(1)	A Network Service Provider shall provide, after obtaining the Users’ consent, a directory service through voice, publication or the Internet (hereinafter referred to as a “Directory Service”); provided, however, that small businesses designated as such by the Minister of Information and Communication shall be exempt from this requirement.

(2)	The specifics of the provision of a Directory Service shall be set forth in one or more Decrees of the Minister of Information and Communication.

In Article 62, Paragraph (2), the words “When requested by the Minister of Information and Communication,” shall be deleted.

In Article 72, Item (a), “Article 7, Paragraph (2)” shall be replaced by “Article 6-3, Paragraph (5) or Article 7, Paragraph (2).”

Article 78, Paragraph (1), Item (a) and Item (b) shall moved as Item (b) and Item (c), respectively, and Item (a) shall be inserted as follows:

(a)	Those who fail to file a report as set forth in Article 6-3, Paragraph (2) or comply with a request or subpoena as set forth in Article 6-4, Paragraph (3) or Paragraph (4);

ADDENDA

(1)	Date of Enforcement. This amendment shall be enforced following the expiration of a two-month period from the date of its promulgation, except that Article 38-6 shall be enforced following the expiration of a two-year period from the date of its promulgation.

(2)	Public Interest Review: No Retroactive Reviews. Article 6-3 shall not apply to actions taken prior to the date of this amendment.